SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2011

TRAILER BRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22837	13-3617986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10405 New Berlin Road East Jacksonville, Florida		32226
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (904) 751-7100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2011, Trailer Bridge, Inc. (the “Company”) entered into an employment arrangement with Scott W. Fernandez, age 50, to serve as the Company’s Chief Commercial Officer replacing Adam E. Gawrysh, Jr. who will leave the Company effective May 27, 2011. Mr. Fernandez has worked at Horizon Lines LLC since 2001 initially as the General Manager, Eastern Region Sales, and most recently as Vice President, Eastern Region & Puerto Rico Sales. Mr. Fernandez holds a Bachelor of Science in Marine Transportation from the State University of New York Maritime College at Fort Schuyler and a Master of Business Administration from Davis College of Business at Jacksonville University.

Mr. Fernandez will receive an annual base salary of $210,000 and will have an opportunity to earn a bonus based on the performance of the Company. If the Company terminates Mr. Fernandez’s employment without Cause, then he will be entitled to receive (i) severance payments in an amount equal to one year of his then current annual base salary, payable over a period of twelve months in accordance with the Company’s normal payroll practices; (ii) continued medical benefits for up to one year; (iii) any unpaid base salary through and including the date of the termination; (iv) any bonus earned, but unpaid, for the year prior to the year in which the termination occurs; (v) pay for accrued but unused vacation; (vi) unreimbursed business expenses; and (vii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company.

A copy of the press release announcing the appointment of Mr. Fernandez is attached as Exhibit 99.1. and is incorporated herein by reference.

Item 9.01	Exhibits.

(d):

99.1	Text of the press release of Trailer Bridge, Inc. issued May 24, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILER BRIDGE, INC.

Date: May 25, 2011,	By:	/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Executive Vice President and General Counsel

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